As filed with the Securities and Exchange Commission on February 8, 1999
                                           SEC Registration No. 333-

                   U.S. SECURITIES AND EXCHANGE COMMISSION
                       FORM S-3 REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                          DATALINK SYSTEMS CORPORATION
               -----------------------------------------------------
               (Exact Name of Registrant as Specified in its Charter)

           Nevada                                       36-3574355
----------------------------              -----------------------------------
(State or Other Jurisdiction              (IRS Employer Identification Number)
      of Incorporation)

          1735 Technology Drive, Suite 790, San Jose, California 95110
                              (408) 367-1700
         --------------------------------------------------------------
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                             Anthony N. LaPine, President
          1735 Technology Drive, Suite 790, San Jose, California 95110
                                 (408) 367-1700
          -------------------------------------------------------------
             (Name, Address and Telephone Number of Agent for Service)

                                    Copy to:

                               Jon D. Sawyer, Esq.
                         Krys Boyle Freedman & Sawyer, P.C.
                     600 17th Street, Suite 2700 South Tower
                             Denver, Colorado  80202
                                 (303) 893-2300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ___

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: _X_

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ___

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: ___

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ___

                        CALCULATION OF REGISTRATION FEE

                                       Proposed     Proposed
                                       Maximum      Maximum
Title of Each Class                    Offering     Aggregate     Amount of
of Securities to be    Amount to be    Price Per    Offering     Registration
    Registered         Registered      Unit         Price            Fee
-----------------------------------------------------------------------------
Common Stock, $.001    4,390,006<FN1>  $2.625<FN2>  $11,523,766   $3,203.61
Par Value                                                  <FN2>

Common Stock           2,054,313       $ --         $ --         $  -  <FN3>
Purchase Warrants
------------------------------------------------------------------------------

<FN1>
In accordance with Rule 416 under the Securities Act of 1933, this Registration Statement also covers an indeterminable number of shares of Common Stock, $.001 par value, as may become issuable upon conversion of the Series A Convertible Preferred Stock and the exercise of the Common Stock Purchase Warrants to prevent dilution resulting from stock splits, stock dividends, and similar transactions in accordance with the terms of the Series A Convertible Preferred Stock and the Common Stock Purchase Warrants.
<FN2>
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the closing bid and ask prices of the Common Stock as reported on the OTC Bulletin Board on February 4, 1999.
<FN3>
Pursuant to Rule 457(g), no registration fee is required for the Common Stock Purchase Warrants since the shares of Common Stock underlying such warrants are being registered hereby.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS                      SUBJECT TO COMPLETION DATED FEBRUARY 8, 1999
------------------------------------------------------------------------------


The information in this Prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.




                          DATALINK SYSTEMS CORPORATION



                        4,390,006 Shares of Common Stock
                               2,054,313 Warrants



     The Shares of Common Stock and the Warrants are being offered by certain Selling Securityholders. We will not receive any of the proceeds from the sale of the Shares or the Warrants by the Selling Securityholders. We will receive proceeds from any exercise of the Warrants.



     The Common Stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board (Symbol: NETD). On February 4, 1999, the closing bid and ask prices of the Common Stock were $2.4375 and $2.8125, respectively.



     This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 4.



     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.









                                _________, 1999

                              TABLE OF CONTENTS

                                                                  PAGE

COMPANY SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . .   3

RISK FACTORS. . . . . . . . . . . . . . . . . . . . . . . . . . .   4

RECENT EVENTS . . . . . . . . . . . . . . . . . . . . . . . . . .   7

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . .   9

SELLING SECURITYHOLDERS . . . . . . . . . . . . . . . . . . . . .   9

PLAN OF DISTRIBUTION. . . . . . . . . . . . . . . . . . . . . . .  14

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . .  16

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE . . . . . . . .  16

                                COMPANY SUMMARY

     Datalink is an Internet-based company that provides personalized financial and lifestyle information to customers' wireless communication devices. We have developed technology that combines real-time data feeds, the World Wide Web and wireless communications to provide individually tailored information services to customers' pagers and digital cellular phones. Our web site and customer support team provide account maintenance services that allow subscribers to customize the types of information alerts they receive. All services are marketed from our web site as well as through direct and re-seller distribution channels. Our re-sellers currently include broker-dealers, information service providers, wireless network carriers, and other Internet companies.

     The first of our financial information services is QuoteXpress, an investment monitoring tool that alerts subscribers with stock quote information they pre-specify, such as price changes and volume. Other financial services include SplitXpress, a service that notifies subscribers of stock splits, buy-backs, takeovers, mergers and surprise earnings announcements. CommmodityXpress tracks futures contract prices for commodities trading on all the major US commodities markets. CompanyNews provides the latest news stories and press releases for specific companies selected by the subscriber. The headlines are delivered to the wireless device and the complete story may be delivered to their email address, and is also available on our web site.

     In the last six months we introduced two new lifestyle services. Sports2Go provides personalized real-time sports coverage with up-to-the-minute scores and breaking game events. InfoXtra allows subscribers to receive personalized information from a wide range of categories that include: local weather forecasts, horoscopes, winning lottery numbers, ski conditions, beach forecasts, top ten video rentals, and news headlines.

     We currently market two message services that link the Internet with wireless communications. MailXpress alerts subscribers when important email arrives in their mailbox. MessageX allows anyone with Internet access to send a message to the subscriber's pager or cell phone using the subscriber's email address.

     Our corporate offices are located at 1735 Technology Drive, Suite 790, San Jose California 95110. Our telephone number is (408) 367-1700 and our World Wide Web site is www.datalink.net.

                                  RISK FACTORS

     Investing in the Shares or Warrants is very risky. You should be able to bear a complete loss of your investment. In deciding whether to purchase the Shares or Warrants, you should carefully consider the following factors, among others, as well as information contained in this Prospectus, our most recent Annual Report on Form 10-KSB, as amended, and the other documents incorporated by reference into this Prospectus:

Recently Started Business;    Our current business commenced operations
Losses During Start-up        during 1996.  During the fiscal year ended
Operations.                   March 31, 1998, the Company had a net loss
                              available to common shareholders of
  We have incurred losses     $14,738,804, and during the six months ended
  since we began doing        September 30, 1998, we had a net loss of
  business.                   $2,775,036.  Through September 30, 1998, we had
                              an accumulated deficit of $24,449,446. Our ability to operate profitably depends on increasing our sales through increased market acceptance and successfully competing with other companies. We are also subject to other risks associated with new business enterprises.
                              We cannot assure you that Datalink will operate profitably.

Planned Research and          We plan to use any cash flow we generate to
Development Expenditures.     research and develop improvements and upgrades
                              to our current services and adapt them to new
  We plan to use any          technologies.  We cannot assure you that our
  cash-flows generated        revenues will grow enough to pay for the
  to research and develop     research and development needed to improve our
  products.                   services so that they compete in the
                              marketplace. If we are unable to further research and develop our services, our ability to achieve profitability on a long-term basis will be adversely affected.

Competition.                  Our market is very competitive.  There are a
                              number of competitors who are larger and have
  We have several compe-      much greater resources than we do.  Our
  titors, and they are        industry is subject to rapid technological
  larger and have greater     changes.  Our competitors have more experienced
  resources.                  people and larger facilities and budgets than
                              we do. These competitors could use their resources to conduct greater amounts of research and development and to offer services at lower prices than we can. These factors may adversely affect our ability to compete.

Future Capital Needs.         During 1997, we received $8,000,000 from the
                              sale of securities in private transactions.  We
  We have met capital         cannot assure you that we will not need addi-
  needs with private          tional funds or that any needed funds will be
  sales of securities.        available, if at all, on acceptable terms.  If
                              we need additional funds, our inability to raise them will have a very adverse effect on our operations. If we raise funds by selling equity securities, sales may dilute your share ownership. If we raise funds by forming joint ventures with other companies, we may have to give up some of our rights to certain technologies, products or marketing terri-tories.

Dependence on Management.     Our business is largely dependent on our
                              ability to hire and retain quality managers.
  We have a few key           Although we have a written employment agreement
  officers and directors.     with Anthony N. LaPine, the Company's Chairman,
                              CEO and President, the loss of Mr. LaPine or any other Officer could have an adverse effect on our business and prospects.

  Key-man insurance.          We currently maintain key-man life insurance on
                              only one of our employees. That policy is in the face amount of $3 million on Anthony N.
                              LaPine.

Risks Relating to Patents.    We currently own a number of patents related to
                              our products, and have applied for additional patents. We are not certain whether any new patents will be granted in the future. Even if we receive additional patents, they may not provide us with protection from competitors.

  Patent protection is        Our failure to obtain patent protection, or
  uncertain.                  illegal use by others of any patents we have
                              or may obtain could adversely effect our business, financial condition and operating results. In addition, the laws of certain foreign countries do not protect proprietary rights to the same extent as the laws of the United States.

  Costs of prosecuting        Claims for damages resulting from any such
  and defending patent        infringement may be asserted or prosecuted
  infringement claims         against us.  The validity of any patents we have
  are significant.            or obtain could also be challenged.  Any such
                              claims could be time consuming and costly to defend, diverting management's attention and our resources.

Potential Liquidity           Our Shares are not listed on Nasdaq or any
Problems.                     exchange.  Trading is conducted in the over-
                              the-counter market on the OTC Bulletin Board, which was established for securities that do not meet the Nasdaq or exchange listing requirements. Consequently, selling Datalink
                              Shares is more difficult because smaller quantities of shares are bought and sold and security analysts' and new media's coverage of Datalink is limited. These factors could result in lower prices and larger spreads in the bid and ask prices for our shares.

Risks of Low-Priced           Because our Shares are not currently listed on
Shares.                       Nasdaq or an exchange, they are subject to Rule
                              15g-9 under the Exchange Act. That rule imposes additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule affects the ability of broker-dealers to sell our Shares and may affect the ability of holders to sell Datalink Shares in the market.

No Market for Warrants.       There is presently no market for the Warrants
                              and no market is expected to develop. Conse-quently, it will be difficult for anyone who buys Warrants from a Selling Securityholder to resell the Warrants. In addition, we have only registered Shares that would be issued on the exercise of the Warrants for resale using this Prospectus. As a result, investors who buy Warrants and then exercise them would have to use this Prospectus, as amended or supplemented to show their ownership, to resell the Shares.

No Dividends                  We intend to retain any future earnings to fund
Anticipated.                  the operation and expansion of our business.
                              We do not anticipate paying cash dividends on our Shares in the foreseeable future.

Shares Eligible for           Of the 2,157,779 Shares issued and outstanding
for Future Sale.              as of December 31, 1998, 595,474 Shares
                              are "restricted securities," as that term
  We cannot predict the       is defined under Rule 144, all of which
  depressive effect of        are currently eligible for sale under Rule 144.
  resales.                    In addition, 4,390,006 Shares which may be
                              issued on the conversion of the Preferred Stock and exercise of Warrants are being registered for resale by this Prospectus. We are unable to predict the effect that sales made in this offering or under Rule 144 may have on the then prevailing market price of our Shares. It is likely that market sales of large amounts of Datalink Shares (or the potential for those sales even if they do not actually occur) will have the effect of depressing the market price of our Shares.

Year 2000 Compliance.         We anticipate that there will be little or no
                              Year 2000 issues and therefore little or no cost will be incurred therefrom. Our internal systems meet Year 2000 compliance standards.
                              However, although compliance confirmation has been provided by seventy-five percent of our vendors, and the remaining twenty-five percent have indicated that they are currently Year 2000 compliant, there can be no assurance that these vendors will not experience some level of Year
                              2000 issues that may have an adverse effect on our systems. We have assessed our risk related to this occurrence as very low. Our contingency plan in the event that an unforeseen Year 2000 issue should occur will be to change to another vendor that is Year 2000 compliant. For this reason, we are developing an inventory of back-up vendors that may be called upon to provide services in accordance with Year 2000 compliance standards.

                                 RECENT EVENTS

     In July 1998, Datalink announced a strategic re-seller alliance with SkyTel Communications, a wireless messaging service with over 1.4 million customers. Under the alliance, SkyTel markets a number of Datalink's services branded on SkyTel for subscription fees starting under $10. Subscribers will not incur any additional charges from SkyTel for receiving information services to the pagers.

     Also in July 1998, the Company announced the introduction of its first lifestyle information service, InfoXtra. InfoXtra was designed specifically with Datalink's Internet and wireless carrier partners in mind. Subscribers may chose from a variety of information categories such as weather forecasts, beach and ski conditions, daily horoscopes, top video rentals, new updates, lottery announcements and a weekly trivia question. Subscribers may also schedule the time of day they receive the alerts, and the information alerts may be configured to meet the specific demographic preferences and interests of a re-seller's subscriber base.

     In September 1998, Datalink announced a new sports service called Sports2Go. Sports2Go features real-time sports coverage allowing subscribers to follow any U.S. professional or collegiate sporting event when they can't be at the actual game. This services sends alerts with real-time scores, breaking sports news and statistics. Subscribers to this service customize the information they want to receive by using the account maintenance feature on the Datalink web site.

     In October 1998, Datalink announced the launch of a new financial information service, CompanyNews. This service tracks information about all publicly traded U.S. and Canadian companies, and delivers the breaking news specified by subscribers to their wireless device in headline form, simultaneous to the release of the news over wire services. Subscribers then have the option to have the full story delivered to their email address, or they can also read the full story on the Datalink web site. Subscribers can track an unlimited number of publicly traded companies. As information about companies is released to the wire services, the subscriber is notified automatically. As with all other Datalink services, CompanyNews can be ordered and the subscriber's tracking portfolio can be managed from the Datalink web site at www.Datalink.net.

     Effective October 5, 1998, William A. Mahan became the Company's Chief Financial Officer and Treasurer. Mr. Mahan, age 57, has extensive experience in corporate finance, operations, shareholder reporting and investor services and has served as chief financial officer or chief accounting officer for various public and privately held companies for the last 30 years, including New York Stock Exchange and American Stock Exchange listed companies. Additionally, Mr. Mahan was President and Chief Executive Officer of a privately held technology company from 1989 to 1993, prior to its acquisition by a New York Stock Exchange listed company. Mr. Mahan started his career with the Los Angeles office of Haskins & Sells, CPA's (now Deloitte & Touche,
LLP), where he was a senior accountant working in auditing and tax for clients in a wide variety of industries. He received his degree in Finance and Accounting from Arizona State University, subsequently earning his CPA certificate while at Haskins & Sells.

     On October 30, 1998, Robert L. Priddy was elected to serve as an additional Director of the Company. Mr. Priddy has served as chairman and chief executive officer of RMC Capital, LLC since its inception in October 1995. In addition, he was one of the four founding partners of ValuJet Airlines. Mr. Priddy served as chief executive officer, director and chairman of the airline, a wholly-owned subsidiary of Valujet, Inc., from July 1992 until November 1996. Mr. Priddy also serves on the Board of Directors of Accumed International and Advamtel.

     In January 1999, the Company announced the launch of a new retail marketing program to sell its wireless information services with Totally Wireless, a West coast wireless retail chain. Totally Wireless will market all of Datalink's wireless information services to customers nationwide, both in their retail stores and on the Internet.

     Also in January 1999, Datalink changed its OTC Bulletin Board symbol from "DASY" to "NETD" and announced that upon shareholder approval it plans to change its corporate name to Datalink.net.

                               USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Common Stock or Warrants by the Selling Securityholders.

     To the extent that any of the Warrants are exercised, up to $9,941,000 may be received by the Company. Any net proceeds received from the exercise of the Warrants will be used for general corporate purposes.

                            SELLING SECURITYHOLDERS

     Included in the securities being offered hereby are 4,390,006 shares of Common Stock being offered for resale by certain Securityholders of the Company. Up to 2,335,693 of those shares are issuable upon conversion by the holders of Series A Convertible Preferred Stock ("Preferred Stock"). Up to 2,054,313 shares are issuable upon exercise of the Warrants held by the holders of the Preferred Stock. This Prospectus also relates to the resale of the Warrants by the holders thereof. All shares and Warrants, to the extent they are being offered, are being offered for the account of the following Securityholders and their donees or pledgees (the "Selling Securityholders").

     The following table sets forth certain information with respect to the Selling Securityholders for whom the Company is registering the Common Stock for resale to the public, including: (i) the maximum number of shares issuable upon conversion of the Preferred Stock;(ii) the number of shares issuable upon exercise of the Warrants; and (iii) the number of shares and Warrants offered by each Selling Securityholder. The Company has no knowledge of the intentions of any Selling Securityholder to actually sell any of the securities listed under the columns "Shares Offered" or "Warrants Offered." There are no material relationships between any of the Selling Securityholders and the Company other than as disclosed below.

                         Beneficial Ownership Before Offering<FN1>
                         -----------------------------------------

                             Number of
                              Shares
                             Issuable   Shares
                             on Conver- Issuable
                              sion of   on Exer-    Shares
                             Preferred  cise of     Offered    Warrants
Selling Securityholder         Stock    Warrants     <FN2>     Offered
----------------------       ---------  ---------  ----------  ---------
Richard N. Abrams               21,328     10,664      31,992    10,664
Shannon P. Acks                  6,660      3,330       9,990     3,300
James Adametz                    5,000      2,500       7,500     2,500
Anasazi Partners, L.P.           6,660      3,330       9,990     3,330
Baker Family Revocable
  Trust u/a 10/8/91             10,000      5,000      15,000     5,000
John P. Becker                   9,000      4,500      13,500     4,500
William D. Bennett, Jr.          6,660      3,330       9,990     3,330
Dr. Donald Berglund              6,660      3,330       9,990     3,330
Sandra and Howard
  Bernstein, JTROS                -0-      21,320      21,320    21,320
Robert Bettinger                10,000      5,000      15,000     5,000
Dennis Brubaker                  2,660      1,330       3,990     1,330
Felix Campos                    25,320     12,660      37,980    12,660
John A. Catsimatidis            20,000     10,000      30,000    10,000



                                       9


Willard E. Childress             8,000      4,000      12,000     4,000
Clariden Bank                   41,332     20,666      61,998    20,666
David Cohen                     26,640     13,320      39,960    13,320
Jonathan R. Cohen and
  Nancy D. Shapiro, JTROS        5,320      2,660       7,980     2,660
Julia R. Cole                   10,000      5,000      15,000     5,000
Robert H. Cole                  10,000      5,000      15,000     5,000
Robert H. Cole, IRA              5,000      2,500       7,500     2,500
Robert S. Cole                   2,500      1,250       3,750     1,250
Riley B. and Marilyn E.
  Collins, JTROS                 6,660      3,330       9,990     3,330
Conzett Europa Invest           80,000     40,000     120,000    40,000
Bruce Corbin                      -0-       2,600       2,600     2,600
Jeffrey S. Corbin                1,332        666       1,998       666
Richard Corbin                    -0-       6,660       6,600     6,660
Gerald B. Cramer                40,000     20,000      60,000    20,000
Bruce Cunningham                 6,660      3,330       9,990     3,330
Richard G. and Priscilla
  A. Dahlen, JTROS                -0-       5,500       5,500     5,500
Thomas and Marie D'Avanzo,
  JTROS                          4,000      2,000       6,000     2,000
David DeAtkine, Jr.              5,000      2,500       7,500     2,500
Mario and Ruth Deliberty,
  JTROS                          8,000      4,000      12,000     4,000
David and Suellen Dercher,
  JTROS                         13,320      6,660      19,980     6,660
Hare & Co.                      18,000     10,000      28,000    10,000
Fiducie Desjardins A/C
  900595-0-59 Retirement Plan   20,000     10,000      30,000    10,000
Sidney and Sonia Deutsch,
  JTROS                         34,700     17,350      52,050    17,350
Paul R. Doering                  6,660      3,330       9,990     3,330
Steven C. Dorfman                 -0-       4,000       4,000     4,000
Hugh W. Downs IRA                6,660      3,330       9,990     3,330
John P. and Agnes P. Duffy,
  JTROS                          6,660      3,330       9,990     3,330
DW Trustees (B.V.I.) Limited     6,660      3,330       9,990     3,330
Elite Sales, Inc.                5,328      2,664       7,992     2,664
Michael S. Falk                   -0-     200,767     200,767   200,767
S. Marcus Finkle                26,640     13,320      39,960    13,320
Baruch B. and Andrea
  Fischhoff, JTROS               5,000      2,500       7,500     2,500
Timothy P. Flynn                40,000     20,000      60,000    20,000
Gallagher Corporation           40,000     20,000      60,000    20,000
Edith D. Gampel Revocable
  Trust                         20,000     10,000      30,000    10,000
Gregg M. Gaylord                10,000      5,000      15,000     5,000
Marshall S. Geller <FN3>        17,760      8,880      26,640     8,880
Paul Goldenheim                  6,660      3,330       9,990     3,330
Grayson Financial Management
  Corp.                         10,000      5,000      15,000     5,000
Alan Hammerman                   6,660      3,330       9,990     3,330
M. Ponder Harrison               4,000      2,000       6,000     2,000
Hathaway Partners Invest-
  ment Limited Partnership      40,000     20,000      60,000    20,000
Heinecken & Associates
  Profit Sharing Plan
  dated 10/12/77                 6,660      3,330       9,990     3,330
Harold B. and Jane H. Hess,
  JTROS                          1,332        666       1,998       666



                                       10


Neal Holtvogt                    4,000      2,000       6,000     2,000
Chatri and Lourdes
  Jhunjhnuwala, JTROS           26,664     13,332      39,996    13,332
Ramesh Jhunjhnuwala              5,328      2,664       7,992     2,664
Peggy Jordan                   100,000     50,000     150,000    50,000
Kabuki Partners ADP GP          20,000     10,000      30,000    10,000
Mitchell A. Kaufman              5,320      2,660       7,980     2,660
Neeklanund Kaulpatrra            6,660      3,330       9,990     3,330
Thomas Keeney                    5,000      2,500       7,500     2,500
Monsour Khayyam                 40,000     20,000      60,000    20,000
Hamilton S. Kingsley             6,660      3,330       9,990     3,330
Bernard Kirsner Trust            6,660      3,330       9,990     3,330
Garth A. Koniver                 5,320      2,660       7,980     2,660
Robert A. and Barbara
  Koplow, JTROS                 10,693      5,347      16,040     5,347
LAD Partners, LP                40,000     20,000      60,000    20,000
Lagunitas Partners, LP          40,000     20,000      60,000    20,000
James R. Landers, TTEE
  FBO Deer Park School
  District                      13,320      6,660      19,980     6,660
David S. Lawi                    6,660      3,330       9,990     3,330
Lawrence Lieberman               5,328      2,664       7,992     2,664
John V. Luck                     6,660      3,330       9,990     3,330
Maerki, Baumann & Co. AG        66,664     33,332      99,996    33,332
Jed Manocherian                  6,660      3,330       9,990     3,330
Anthony P. and Susan Q.
  Mazzarella, JTROS              8,880      4,440      13,320     4,440
Alan Mirken                      6,660      3,330       9,990     3,330
William T. McCaffrey            40,000     20,000      60,000    20,000
F. Andrew and Gail
  Morfesis, JTROS               10,000      5,000      15,000     5,000
David Morley                     4,000      2,000       6,000     2,000
Ryan Cassidy Morrow              6,660      3,330       9,990     3,330
Ronald Moschetta                 6,660     13,998      20,658    13,998
Mulkey II Limited Partnership   40,000     20,000      60,000    20,000
Mercury L.P.                     6,660      3,330       9,990     3,330
David R. and Donna L.
  Nelson, JTROS                  7,992      3,996      11,988     3,996
Orbis Pension Trustees
  Limited                      266,640    133,320     399,960   133,320
Allen Ozdemir                   13,320      6,660      19,980     6,660
Richard and Lynne M.
  Palmer, JTROS                  4,680      2,340       7,020     2,340
Garo A. Partoyan                 6,660      3,330       9,990     3,330
James Peloquen                   1,332        666       1,998       666
John Piccolo                    10,000      5,000      15,000     5,000
Anna M. Pocisk                  13,320      6,660      19,980     6,660
Michael A. and Angela G.
  Poujol, JTROS                 20,000     10,000      30,000    10,000
Robert Priddy <FN4>            100,000     50,000     150,000    50,000
Kurt V. and Laura M.
  Reichelt, JTROS               12,000      6,000      18,000     6,000



                                       11


James H. and Jean A. Rion,
  JTROS                          4,000      2,000       6,000     2,000
Ben Rosenbloom                  10,660      5,330      15,990     5,330
Adam and Lisa Ross, JTROS       10,660      5,330      15,990     5,330
Royal Bank of Canada Trust
  Company (Jersey) Limited      25,540     12,770      38,310    12,770
Roybec & Co.                     2,000       -0-        2,000      -0-
Bernard Sadow                   13,320      6,660      19,980     6,660
Monroe H. and Barbara P.
  Schenker, JTROS               20,000     10,000      30,000    10,000
William R. Schoen IRA/SEP        6,660      3,330       9,990     3,330
Rodney N. and Vikki K.
  Schorlemmer, JTROS            13,320      6,660      19,980     6,660
Douglas Schwarzwaelder           5,000      2,500       7,500     2,500
J.F. Shea Co., Inc. as
  Nominee 1997-60              266,660    133,330     399,990   133,330
Charles M. Sheaff, IRA          13,320      6,660      19,980     6,660
Michael A. Singer               26,640     13,320      39,960    13,320
SJG Management, Inc. Profit
  Sharing Plan                   6,660      3,330       9,990     3,330
Stephen Skoly                    4,000      2,000       6,000     2,000
David Stellway                  10,000      5,000      15,000     5,000
David and Susan Stollwerk,
  JTROS                          6,660      3,330       9,990     3,330
Rick Glenn Tachibana             5,000      2,500       7,500     2,500
Matthew T. Tarantelli             -0-       2,000       2,000     2,000
Walter F. Toombs                40,000     20,000      60,000    20,000
James M. Totaro                 20,000     10,000      30,000    10,000
Salvatore Trupiano               9,300      4,650      13,950     4,650
Barry L. and Patricia L.
  Veazey, JTROS                  2,500      1,250      3,750      1,250
Harold M. Wasserman              6,660      3,330      9,990      3,330
Elizabeth Weber                 10,000      5,000     15,000      5,000
Arlene Weiner                    6,660      3,330      9,990      3,330
Warren J. Weinstein              2,660      1,330      3,990      1,330
Walter E. Williams               6,660      3,330      9,990      3,330
Charles L. Wisseman III          5,000      2,500      7,500      2,500
The Yorkin Trust                20,000     10,000     30,000     10,000
Keith Rosenbloom                 -0-       47,235     47,235     47,235
Robert O'Sullivan                -0-       23,617     23,617     23,617
Seth Elliott                     -0-       17,458     17,458     17,458
Cornelia Eldridge                -0-       16,558     16,558     16,558
Inder Tallur                     -0-        9,893      9,893      9,893
Robert Beuret                    -0-        9,967      9,967      9,967
Eric Rubenstein                  -0-        9,792      9,792      9,792
Joseph P. Wynne                  -0-        7,973      7,973      7,973
David Stein                      -0-        7,135      7,135      7,135
Lisa Letteri                     -0-        7,046      7,046      7,046
Michael Rolnick                  -0-        5,000      5,000      5,000
Mark Danielli                    -0-        4,893      4,893      4,893
Michael R. Lyall                 -0-        3,987      3,987      3,987
Anthony Giardina                 -0-        2,990      2,990      2,990
Ed Downs                         -0-        2,760      2,760      2,760
Michael Appelbaum                -0-        2,699      2,699      2,699
Peter Fulton                     -0-        2,475      2,475      2,475
Vladik Vainberg                  -0-        2,100      2,100      2,100
Eric Rand                        -0-        1,993      1,993      1,993
Richard White                    -0-        1,800      1,800      1,800
George Tsamutalis                -0-        1,364      1,364      1,364
Eric Handler                     -0-          971        971        971



                                       12


Sandesh Seth                     -0-          971        971        971
Craig Leppla                     -0-          997        997        997
Robert Nass                      -0-          997        997        997
Stephen Labarbara                -0-          997        997        997
Michael Volpe                    -0-          997        997        997
Juan Lopera                      -0-          900        900        900
James Walker                     -0-          485        485        485
Susan Hoffman                    -0-          500        500        500
Richard Perreira                 -0-          500        500        500
Peter Dellaquilla                -0-          479        479        479
Brad Van Siclen                  -0-          400        400        400
Travis Brock                     -0-          400        400        400
Darren Saltzberg                 -0-          338        338        338
Commonwealth Associates          -0-      434,284    434,284    434,284
                             ---------  ---------  ---------  ---------
  Total                      2,335,693  2,054,313  4,390,006  2,054,313

____________________

<FN1>
No information is given with respect to beneficial ownership after the offering because the number of Shares of Common Stock and Warrants would be zero, except as follows:

     a. After the sale of all of the securities offered hereby, Marshall S. Geller would beneficially own 10,000 shares of Common Stock, consisting of shares underlying options, which would represent less than one percent of the outstanding shares.

     b. After the sale of all of the securities offered hereby, Robert L. Priddy would beneficially own 241,000 shares of Common Stock, consisting of 231,000 shares of Common Stock held directly and 10,000 shares underlying options, which would represent approximately 10.4% of the outstanding shares if no other Preferred Stock is converted or Warrants are exercised.

     c. After the sale of all of the securities offered hereby, Commonwealth Associates would beneficially own 100,000 shares of Common Stock held directly, which would represent approximately 3.9% of the outstanding shares if no Preferred Stock or other Warrants are exercised.

<FN2>
Assumes the conversion of all of the Preferred Stock and the exercise of all of the warrants.

<FN3>
Mr. Geller has served as a Director of the Company since November 1997.

<FN4>
Mr. Priddy has served as a Director of the Company since October 1998

     The information concerning the Selling Securityholders may change from time to time and will be set forth in Supplements to this Prospectus.

                              PLAN OF DISTRIBUTION

     The purpose of this Prospectus is to permit the Selling Securityholders, if they desire, to offer and sell up to 4,390,006 Shares and 2,054,313 Warrants (the "Selling Securityholder Securities") at such times and at such places as the Selling Securityholders choose.

     The decision to convert the Preferred Stock into Shares, to exercise the Warrants, or to sell any shares or Warrants, is within the sole discretion of the holders thereof. There can be no assurance that any of the Preferred Stock will be converted or any of the Warrants will be exercised, or any shares or Warrants will be sold by the Selling Securityholders.

     The distribution of the Selling Securityholder Securities may be effected from time to time in one or more transactions. Any of the Selling Securityholder Securities may be offered for sale, from time to time, by the Selling Securityholders, or by permitted transferees or successors of the Selling Securityholders, in the over-the-counter market, or otherwise, at prices and on terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, or in negotiated transactions at negotiated prices or otherwise. The Selling Securityholder Securities offered hereby may be sold by one or more of the following: (i) through underwriters, or through underwriting syndicates; (ii) through one or more dealers or agents (which may include one or more underwriters), including, but not limited to: (a) block trades in which the broker or dealer act as principal to facilitate the transactions; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions; and (d) transactions in which the broker solicits purchasers;
(iii) directly to one or more purchasers; or (iv) a combination of these methods. The names of any underwriters or agents involved in the sale of the Selling Securityholder Securities will be set forth in a Prospectus Supplement. In connection with the distribution of the Selling Securityholder Securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of Common Stock in the course of hedging the positions they assume with the Selling Securityholders. The Selling Securityholders may also sell Common Stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the Selling Securityholder Securities, which shares such broker-dealers or financial institutions may resell pursuant to this Prospectus (as supplemented or amended to reflect this transaction). The Selling Securityholders may also pledge the Selling Securityholder Securities registered hereunder to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any Selling Securityholder Securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Selling Securityholders or their underwriters, dealers or agents may sell the Selling Securityholder Securities to or through underwriters, dealers or agents, and such underwriters, dealers or agents may receive compensation in the form of discounts or concessions allowed or reallowed. Underwriters, dealers, brokers or other agents engaged by the Selling Securityholders may arrange for other such persons to participate. Any fixed public offering price and any discounts and concessions may be changed from time to time. Underwriters, dealers and agents who participate in the distribution of the Selling Securityholder Securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts or commissions received by them or any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions thereunder. The proposed amounts of Selling Securityholder Securities, if any, to be purchased by underwriters and the compensation, if any, of underwriters, dealers or agents will be set forth in a Prospectus Supplement.

     Unless granted an exemption by the Commission from Rule 10b-6 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or unless otherwise permitted under Rule 10b-6A, the Selling Securityholders will not engage in any stabilization activity in connection with the Company's securities, will furnish each broker or dealer engaged by the Selling Securityholders and each other participating broker or dealer the number of copies of this Prospectus required by such broker or dealer, and will not bid for or purchase any securities of the Company or attempt to induce any person to purchase any of the Company's securities other than as permitted under the Exchange Act.

     The Company will not receive any proceeds from any sales of the Selling Securityholder Securities, but will receive the proceeds from the exercise of the Warrants held by the Selling Securityholders, which proceeds, if any, will be used for general corporate purposes.

     In connection with the registration by the Company, the Company shall use its best efforts to prepare and file with the Commission such amendments and supplements to the registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of the Securities covered by the registration statement for the period required to effect the distribution of such Securities.

     The Company is paying certain expenses (other than commissions and discounts of underwriters, dealers or agents) incident to the offering and sale of the Selling Shareholder Securities to the public, which are estimated to be approximately $17,000. If the Company is required to update this Prospectus during such period, it may incur additional expenses in excess of the amount estimated above.

     In order to comply with certain states' securities laws, if applicable, the Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Securities may not be sold unless they have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.

                                 LEGAL MATTERS

     The legality of the Common Stock and Warrants offered hereby is being passed upon for the Company by Krys Boyle Freedman & Sawyer, P.C., 600 17th Street, Suite 2700 South, Denver, Colorado 80202.

                                    EXPERTS

     The financial statements incorporated by reference in this Prospectus have been audited by BDO Seidman LLP, independent certified public accountants, to the extent and for the periods set forth in their report, incorporated by reference herein, and are incorporated herein in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-KSB, as amended, for the fiscal year ended March 31, 1998, filed pursuant to Section 13 of the 1934 Act (File No. 0-21069.)

     (b) The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1998, filed pursuant to Section 13 of the 1934 Act (File No. 0-21069).

     (c) The Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998, filed pursuant to Section 13 of the 1934 Act (File No. 0-21069).

     (d) The Company's Current Report on Form 8-K, as amended, dated July 17, 1998, filed pursuant to Section 13 of the 1934 Act (File No. 0-21069).

     (e) The Company's Current Report on Form 8-K dated September 3, 1998, filed pursuant to Section 13 of the 1934 Act (File No. 0-21069).

     (f) The description of the Company's common stock contained in the Company's registration statement on Form 8-A (File No. 0-21069) declared effective on September 20, 1996.

     All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities covered by this Prospectus have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

                            AVAILABLE INFORMATION

     The Company is subject to certain informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024 of the Commission's office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549, and at its regional offices located at 7 World Trade Center, Suite 1300, New York,

NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549 at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically. Additional updating information with respect to the securities covered herein may be provided in the future to purchasers by means of appendices to this Prospectus.

     The Company has filed with the Commission in Washington, DC a registration statement (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the 1933 Act with respect to the securities offered or to be offered hereby. This Prospectus does not contain all of the information included in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto. The Registration Statement has been filed electronically through the Commission's Electronic Data Gathering, Analysis and Retrieval System and may be obtained through the Commission's Web site (http://www.sec.gov.).

     The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any document incorporated herein by reference, excluding exhibits. Requests should be made to Datalink Systems Corporation, 1735 Technology Drive, Suite 790, San Jose, California 95110, telephone (408) 367-1700, and directed to the attention of Anthony N. LaPine.

                   PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following expenses incurred in connection with the sale of the securities being registered will be borne by the Registrant. Other than the registration fee, the amounts stated are estimates.

          Registration Fees . . . . . . . . . . . . . .  $ 3,203.61
          Legal Fees and Expenses . . . . . . . . . . .    8,000.00
          Accounting Fees and Expenses. . . . . . . . .    4,000.00
          Miscellaneous . . . . . . . . . . . . . . . .    1,796.39
                                                         ----------
              TOTAL . . . . . . . . . . . . . . . . . .  $17,000.00

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     The only statute, charter provision, bylaw, contract, or other arrange ment under which any controlling person, Director or Officer of the Company is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

     (a) Subsection (1) of Section 78.751 of the Nevada Corporation Law empowers a corporation to "indemnify any person who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful."

     Subsection (2) of Section 78.751 empowers a corporation to "indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnify for such expenses as the court deems proper."

     Subsection 78.751(3) further provides that "to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter herein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense."

     (b) Article VII of the Registrant's Articles of Incorporation provides that the Corporation is authorized to indemnify directors, officers, employees and agents to the full extent allowed for under the Nevada Business Corporation Act.

     (c) Article XI of the Articles of Incorporation of the Registrant provides that no director, officer or stockholder of the Company shall be personally liable for damages for breach of fiduciary duty as a director or officer; provided, that this provision shall not eliminate liability of a director or officer for acts or omissions involving intentional misconduct, fraud or a knowing violation of law or payments or distributions in violation of Nevada law.

ITEM 16.  EXHIBITS.

Exhibit
Number       Description
-------      -----------

  4.1 Certificate of the Designations, Powers, Preferences and Rights of the Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-KSB/A for the fiscal year ended March 31, 1998)

  4.2        Warrant Agreement (including form of Warrant Certificate)

  5 Opinion of Krys Boyle Freedman & Sawyer, P.C., with respect to the legality of the securities being registered

 23.1        Consent of BDO Seidman, LLP, Independent Certified Public
             Accountants

 23.2        Consent of Krys Boyle Freedman & Sawyer, P.C. (contained in
             Exhibit 5)

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ([Section] 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (l)(i) and (l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, hereunto duly authorized, in San Jose, California, on February 5, 1999.

                                   DATALINK SYSTEMS CORPORATION


                                   By:/s/ Anthony N. LaPine
                                      Anthony N. LaPine, President and
                                      Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

     SIGNATURES                      TITLE                      DATE


/s/ Anthony N. LaPine          Chief Executive Officer,   February 5, 1999
Anthony N. LaPine              President and Chairman
                               of the Board


/s/ William A. Mahan           Chief Financial Officer    February 8, 1999
William A. Mahan



__________________________     Director
Marshall Geller


/s/ Frederick M. Hoar          Director                   February 8, 1999
Frederick M. Hoar


__________________________     Director
David Ladd



/s/ Robert L. Priddy           Director                  February 8, 1999
Robert L. Priddy

                         DATALINK SYSTEMS CORPORATION

                         INDEX TO EXHIBITS FILED WITH
                        FORM S-3 REGISTRATION STATEMENT
Exhibit
Number       Description
-------      -----------

  4.1 Certificate of the Designations, Powers, Preferences and Rights of the Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-KSB/A for the fiscal year ended March 31, 1998)

  4.2        Warrant Agreement (including form of Warrant Certificate)

  5 Opinion of Krys Boyle Freedman & Sawyer, P.C., with respect to the legality of the securities being registered

 23.1        Consent of BDO Seidman, LLP, Independent Certified Public
             Accountants

 23.2        Consent of Krys Boyle Freedman & Sawyer, P.C. (contained in
             Exhibit 5)